Exhibit 99

HEARx EXCHANGES SERIES I CONVERTIBLE PREFERRED STOCK

Eliminates Preferred Series

WEST PALM BEACH, Fla., December 13, 2001—HEARx Ltd. (AMEX: EAR) today announced that it has exchanged all outstanding shares of its Series I convertible preferred stock and 203,390 associated common stock purchase warrants for approximately $2.0 million in cash, 233 shares of a newly designated nonconvertible preferred stock and approximately 470,000 shares of common stock.

The investor originally purchased 500 shares of the Series I convertible preferred stock for $5 million in May 2000. Under terms of the agreement with the investor, the remaining 418 shares of convertible preferred stock and all warrants were exchanged for:

•	$1,951,136.36 million in cash

•	233 shares of a new nonconvertible preferred stock with a stated value of $2.33 million and a 6 percent cash dividend payable quarterly, and no maturity date.

•	470,530 shares of common stock, which the Company has agreed to register for resale during the first half of 2002. These shares along with 129,470 shares currently held by the investor have been placed in an escrow account and are subject to resale restrictions until 2004 based on the trading price of the common stock. No shares can be sold until the closing price of the stock exceeds $2.46 for five consecutive trading days, at which time up to 15 percent of the previous four-week average weekly trading volume can be sold in a given week. After January 1, 2004, if the investor holds less than 200,000 shares, the trading restriction will be dropped. In addition if the investor holds more than 200,000 shares after January 1, 2004 the volume restrictions remain in force until such time as the position held is reduced below 200,000 shares.

In connection with the exchange, the investor released HEARx from the payment of $432,000 in accrued dividends due on the Series I convertible preferred stock. The new nonconvertible preferred stock can be exchanged only at HEARx’s discretion for face value and accrued dividends.

Paul A. Brown, M.D., Chairman of the Board and CEO of HEARx stated, “We are pleased to have worked out an equitable deal for both parties.”
Kennebec Resources, Inc., Pleasantville, New York acted as an advisor to HEARx for this transaction.

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HEARx Ltd. provides hearing care to patients whose health insurance and managed care organizations have contracted with HEARx for such care and to retail “self-pay” patients. Eighty-two HEARx centers are currently located in California, Florida, New

York and New Jersey. HEARx is the largest hearing care organization accredited by the Joint Commission of Accreditation of Healthcare Organizations (JCAHO) in the $2.5 billion field of hearing services, of which approximately $600 million is generated in the geographic areas currently serviced by HEARx centers.

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